ASSET PURCHASE AGREEMENT

FOR

THE ASSETS RELATING TO

CERTAIN PRODUCTS

by and among

NOVAVAX, INC.,

FIELDING PHARMACEUTICAL COMPANY

and

PHARMELLE, LLC

Date: September 22, 2005TABLE OF CONTENTS

ARTICLE 1 CONVEYANCE OF ASSETS; OTHER AGREEMENTS
1.01	Assets to be Conveyed
1.02	Excluded Assets
1.03	Purchase Price
1.04	Payment
1.05	Delivery of Inventory and Other Tangible Assets; Vehicle Transfer
1.06	Closing
1.07	Delivery of Documents
1.08	Conveyance of Assets and Inventory
1.09	Scope of PHARMELLE’s Rights

1.10	Taxes

1.11	Assumed Liabilities

1.12	Access to Information

1.13	Asset Transfer

ARTICLE 2 ACCOUNTS RECEIVABLE AND RETURNED GOODS

2.01	Pre-Closing Accounts Receivable

2.02	Post-Closing Accounts Receivable

2.03	Returned Goods

ARTICLE 3 REGULATORY MATTERS

3.01	Filings with FDA Regarding Transfer of NDAs

3.02	Responsibility for the Products

3.03	FDA Annual Reports and Adverse Event Report

3.04	Regulatory and Medical Affairs

3.05	Rebates for Amounts Paid under Government Programs

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

4.01	Representations and Warranties of NOVAVAX

4.02	Representations and Warranties of PHARMELLE

4.03	Survival of Representations and Warranties

4.04	Certain Limitations

ARTICLE 5 INDEMNIFICATION

5.01	Indemnification by NOVAVAX

5.02	Indemnification by PHARMELLE

5.03	Payments

5.04	Conduct of Litigation

5.05	Exclusive Remedy

ARTICLE 6 MISCELLANEOUS
6.01	Entire Agreement
6.02	Counterparts
6.03	Brokerage and Other Commissions
6.04	Notices
6.05	Assignment
6.06	Governing Law
6.07	Headings
6.08	Expenses
6.09	Successors and Assigns

6.10	Agreement to Take Necessary and Desirable Actions

6.11	No Implied Waiver

6.12	Force Majeure

6.13	Confidentiality; No Disparagement

6.14	Relationship

6.15	Severability

6.16	Press Release

6.17	Affiliates

6.18	Waiver of Bulk Sales

6.19	Exhibits and Schedules

6.20	Interpretation

6.21	Arbitration

SCHEDULES

Schedule 1.01(a) Schedule 1.01(b) Schedule 1.01(d) Schedule 1.01(e) Schedule 1.04 Schedule 1.09	Trademarks and Tradenames NDA Primary Products with respect to which Inventory is to be Assigned Assumed Contracts Wiring Instructions AVC Products

NOVAVAX AND FIELDING DISCLOSURE SCHEDULES

Schedule 4.01(d) Schedule 4.01(e) Schedule 4.01(k) Schedule 4.01(n)	Consents Liens Facilities and Manufacturing Suppliers

EXHIBITS

Exhibit A – Bill of Sale and Assignment
Exhibit B – FIELDING Trademark Assignment
Exhibit C – NOVAVAX Trademark Assignment

Exhibit D – Assumption AgreementASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is dated and entered into as of September 22, 2005, by and among NOVAVAX, INC., a corporation organized and existing under the laws of the State of Delaware with a principal place of business at 508 Lapp Road, Malvern, Pennsylvania 19355 (“NOVAVAX”), FIELDING PHARMACEUTICAL COMPANY, a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of NOVAVAX (“FIELDING”), and PHARMELLE, LLC, a limited liability company organized and existing under the laws of the State of Missouri with a principal place of business at 170 S Wm Dillard Drive, Building 3, Suite 109, Gilbert, Arizona 85233 (“PHARMELLE”).

W I T N E S S E T H:

WHEREAS, NOVAVAX and FIELDING desire to sell to PHARMELLE, and PHARMELLE desires to purchase from NOVAVAX and FIELDING, assets relating to certain pharmaceutical products known as AVC, NovaNatal and NovaStart (together, the “Primary Products”) and assets relating to certain formerly-marketed products known as Vitelle, Nestabs, Gerimed, Irospan and Nesentials (together with the Primary Products, the “Products”) of NOVAVAX and FIELDING, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, the parties, intending to be legally bound, hereby covenant, contract, and agree as follows:

ARTICLE 1

CONVEYANCE OF ASSETS; OTHER AGREEMENTS

1.01 Assets to be Conveyed.

On the Closing Date (as defined in Section 1.06 below), and subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Section 1.09 hereof), NOVAVAX and FIELDING will sell, assign, convey, transfer, and deliver to PHARMELLE, and PHARMELLE will purchase and accept from NOVAVAX and FIELDING, the following:

(a) All of NOVAVAX’s and FIELDING’s right, title, and interest in and to the trademarks and tradenames set forth on Schedule 1.01(a) attached hereto (together, the “Trademarks and Tradenames”), subject to any geographic restrictions set forth on such Schedule, together with the goodwill of the business symbolized by such Trademarks and Tradenames;

(b) Subject to the provisions of this Agreement and to any geographic restrictions set forth on the Schedule referred to herein, all of NOVAVAX’s right, title, and interest in and to the new drug application set forth on Schedule 1.01(b) attached hereto (the “NDA”), including supplements, records, and reports as required to be kept under 21 C.F.R. §314.81 (or under any successor or comparable regulation), whether issued or pending, together with correspondence to or from the U.S. Food and Drug Administration (the “FDA”), which relate exclusively to the Products;

(c) All of NOVAVAX’s and FIELDING’s right, title, and interest in and to the tradedress, if any, associated with the Products, subject to any geographic restrictions set forth on Schedule 1.01(a) and excluding any corporate or division name of NOVAVAX or any of its Affiliates (as defined in Section 6.17 below), any logo of NOVAVAX or any of its Affiliates, and any trademark or tradename (other than the Trademarks and Tradenames) of NOVAVAX or any of its Affiliates;

(d) All existing inventory of the Primary Products as set forth on Schedule 1.01(d) attached hereto, subject to the delivery restrictions set forth therein and in Section 1.05(a) below and to the extent not sold prior to the Closing Date, including any finished goods inventory, raw materials owned by NOVAVAX and sample product inventory (together, the “Inventory”);

(e) All of NOVAVAX’S and FIELDING’s right, title and interest in and to the contracts set forth on Schedule 1.01(e) (together, the “Assumed Contracts”);

(f) Customer lists and market research information regarding the Primary Products;

(g) Historical sales results for the Primary Products as measured by factory sales and prescription data;

(h) Supplier lists for products and components for the Primary Products;

(i) All training materials regarding the Primary Products;

(j) Current and historical sales literature, proof sources and promotional items for the Primary Products;

(k) All items relating to telesales for the Primary Products to allow for the continuation of existing programs;

(l) Sales force alignment data and source information for the Primary Products;

(m) Sales force mapping and targeting information, to include existing computer software, for the Primary Products;

(n) Links/URLs and software to maintain the existing sales management website for the Primary Products;

(o) Subject to the delivery restrictions set forth in Section 1.05(c) below, all of NOVAVAX’s right, title, and interest in and to the vehicles set forth on Schedule 1.01(o) attached hereto; and

(p) To the extent possible after good faith effort by NOVAVAX, all items, materials and the like of the nature described in clauses (f) through (n) for all Products other than the Primary Products.

All of the assets described in Sections 1.01(a) — (p) are hereinafter sometimes referred to together as the “Assets.” This Agreement shall not constitute an agreement to assign any Asset (including any Assumed Contract), or any claim or right arising thereunder if an attempted assignment thereof, without consent of a third party, would constitute a breach or other contravention of any agreement with respect to such Asset. NOVAVAX, FIELDING and PHARMELLE will each use commercially reasonable efforts (but without any payment of money by NOVAVAX or FIELDING other than out-of-pocket legal expenses) to obtain the consent of the other party or parties to any such Asset (including any Assumed Contract) or any claim or right arising thereunder for the assignment thereof to PHARMELLE. If such consent is not obtained, or if an attempted assignment of any such Asset (including any Assumed Contract) or claim or right would be ineffective or would adversely affect the rights of PHARMELLE thereunder so that PHARMELLE would not in fact receive all such rights, PHARMELLE shall not, except as provided in this sentence, assume liabilities or obligations with respect thereto, and the parties will cooperate in a mutually agreeable arrangement under which PHARMELLE would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, which arrangement may include, without limitation, subcontracting, sublicensing or subleasing to PHARMELLE, or under which NOVAVAX or FIELDING would enforce for the benefit of PHARMELLE with PHARMELLE assuming NOVAVAX’s or FIELDING’s obligations, as applicable, any and all rights of NOVAVAX or FIELDING against a third party. NOVAVAX or FIELDING, as applicable, will promptly pay to PHARMELLE when received all monies received by such party under or with respect to any Asset (including any Assumed Contract) or any claim or right or any benefit arising thereunder, except to the extent the same represents an excluded asset as contemplated by Section 1.02 below.

1.02 Excluded Assets .

The parties hereby expressly acknowledge that PHARMELLE is not purchasing and shall not acquire any assets or rights of NOVAVAX or FIELDING other than the Assets, including but not limited to any right, title or interest in, to or under ESTRASORB®, ANDROSORB® and Gynodiol®.

1.03 Purchase Price.

(a) The purchase price for the Assets (the “Purchase Price”) shall be Two Million Five Hundred Thousand Dollars ($2,500,000), payable as set forth in Section 1.04 below, and certain royalty payments pursuant to clause (b) of this Section 1.03. The parties agree and acknowledge that $100,000 of the Purchase Price (the “Deposit”) has been deposited by PHARMELLE into an escrow account maintained by West Land Title Company (the “Escrow Agent”), Escrow Account No. 05-06815-19, at Marshall & Ilsley Bank.

(b) In addition to the amount set forth in Section 1.03(a) above, PHARMELLE agrees to pay NOVAVAX royalties on the AVC Products (as defined in Section 1.09 below), for the five year period commencing on the Closing Date and ending on the fifth anniversary thereof, in the amount of 35% of annual Net Sales of AVC Products between $1,175,000 and $2,200,000 and 25% of annual Net Sales of AVC Products in excess of $2,200,000. For example, if annual Net Sales for calendar year 2007 are $2,300,000, payment shall be made in the amount of $358,750 for the amount of such sales between $1,175,000 and $2,200,000 ($2,200,000 — $1,175,000 = $1,025,000 * .35 = $358,750) and $25,000 for the amount in excess of $2,200,000 ($2,300,000 — $2,200,000 = $100,000 *.25 = $25,000), for aggregate royalty payments to NOVAVAX of $383,750 for such year. Royalty payments will be payable quarterly based on regular calendar quarter-end dates (i.e., December 31, March 31, June 30 and September 30, provided that the first quarter for which payments shall be made shall include the stub period between the Closing Date and October 1, 2005) in arrears, commencing December 31, 2005, no later than the last day of each month following the end of a quarter. PHARMELLE shall be obligated to pay 50% of the amount due for the first quarter of each payment year, 50% of the amount due for the second quarter of each payment year, 100% of the amount due for the third quarter of each payment year, and 100% of the amount due for the fourth quarter of each payment year, with a true-up at the end of each such year. For purposes of this Agreement, Net Sales shall mean sales of the AVC Products after deductions for discounts and credits for refunds and returns and rebates (which rebates shall include those related to sales and usage such as Medicaid rebates, forced or mandated wholesaler/distributor rebates, and rebates to other governmental agencies or purchasing associations), but freight charges from PHARMELLE’s warehouse shall not be deducted from Net Sales.

(c) NOVAVAX shall have the right to review and/or audit PHARMELLE’s books and records in any manner relevant to the determination of the royalty at any time during the five-year term set forth above or within one year following its receipt of the final royalty payment, and PHARMELLE shall fully cooperate in the conduct of any such review or audit. Any such review or audit shall be conducted at NOVAVAX’s sole expense, and shall be done upon reasonable notice and during normal business hours at the place of business where the business records in question have been historically kept. If any such review or audit shall disclose errors which, in the aggregate, result in an understatement of NOVAVAX’s royalty by five percent or more, then PHARMELLE shall reimburse direct and reasonable out-of-pocket fees and expenses (including accounting and legal fees) incurred by NOVAVAX in connection with the review or audit and shall further reimburse NOVAVAX for the amount of such understatement, plus interest at the then-prevailing prime interest rate.

1.04 Payment.

At the Closing (as defined in Section1.06 below), PHARMELLE will pay the Purchase Price (not including any royalty payments) as follows:

(a) $2,400,000.00 shall be paid to NOVAVAX by wire transfer of immediately available funds to the account specified in Schedule 1.04 attached hereto; and

(b) written instructions will be delivered by PHARMELLE to the Escrow Agent authorizing the Escrow Agent to release the Deposit to NOVAVAX.

1.05 Delivery of Inventory and Other Tangible Assets; Vehicle Transfer.

(a) Inventory. As contemplated by Section 1.01(d) above, on the Closing Date, NOVAVAX will sell, assign, convey, and transfer to PHARMELLE, and PHARMELLE will purchase and accept from NOVAVAX, the Inventory. NOVAVAX will provide to PHARMELLE at the Closing evidence reasonably acceptable to PHARMELLE that NOVAVAX has deposited the Inventory with a common carrier designated by PHARMELLE and arranged for delivery thereof to PHARMELLE (which evidence shall include an inventory sheet); provided, however, that PHARMELLE agrees and acknowledges that certain raw materials held by Napp Laboratories, LLC constituting the Inventory, as set forth on Schedule 1.01(d), will not be delivered to PHARMELLE as contemplated by the preceding sentence but rather will be delivered to KING (as defined in Section 1.09 below) for production and thereafter delivered by KING to PHARMELLE. All Inventory will be shipped at PHARMELLE’S expense to PHARMELLE’S facilities in Gilbert, Arizona or such other location(s) as the parties may mutually agree via the common carrier mentioned in the preceding sentence, which shall have been designated in advance in writing by PHARMELLE. NOVAVAX shall bear the risk of loss to the Inventory until the Inventory has been delivered to the carrier designated by PHARMELLE. Thereafter, PHARMELLE shall bear the risk of loss to the Inventory.

(b) Other Tangible Assets. The tangible Assets, other than the Inventory and other than as set forth in subsection (c) below, to be sold, assigned, conveyed, and transferred hereunder to PHARMELLE shall be deposited by NOVAVAX on the Closing Date with a common carrier designated in writing in advance by PHARMELLE for delivery thereof to PHARMELLE, and NOVAVAX will provide to PHARMELLE at the Closing evidence reasonably acceptable to PHARMELLE that NOVAVAX has so deposited such other tangible Assets (which evidence shall include an inventory sheet). All such other tangible Assets will be shipped at PHARMELLE’S expense to its principal place of business in Gilbert, Arizona at the address set forth in the introduction to this Agreement or such other location(s) as the parties may mutually agree via the common carrier mentioned in the preceding sentence. NOVAVAX shall bear the risk of loss to the other tangible Assets until such Assets have been delivered to the carrier designated by PHARMELLE. Thereafter, PHARMELLE shall bear the risk of loss to such other tangible Assets.

(c) Vehicle Transfer. PHARMELLE acknowledges and agrees that the vehicles identified on Schedule 1.01(o) attached hereto to be transferred by NOVAVAX to PHARMELLE shall not be transferred at Closing. NOVAVAX agrees to purchase such vehicles from the current owners and, promptly after such purchase, shall deliver (which delivery shall occur no more than 90 days following the Closing Date) such vehicles to PHARMELLE at PHARMELLE’S expense to its principal place of business in Gilbert, Arizona at the address set forth in the introduction to this Agreement or such other location(s) as the parties may mutually agree. NOVAVAX shall bear the risk of loss to the vehicles until such vehicles have been delivered to PHARMELLE.

1.06 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement (the date of the Closing, the “Closing Date”) as described herein.

1.07 Delivery of Documents.

(a) Subject to the terms and conditions of this Agreement, NOVAVAX and/or FIELDING, as indicated, will deliver to PHARMELLE at the Closing (unless otherwise specified):

(i) An irrevocable bill of sale and assignment agreement duly executed by authorized officers of each of NOVAVAX and FIELDING in the form of Exhibit A hereto (the “Bill of Sale”);

(ii) A trademark assignment agreement duly executed by an authorized officer of FIELDING in favor of PHARMELLE in the form of Exhibit B hereto (the “Fielding Trademark Assignment”);

(iii) A trademark assignment agreement duly executed by an authorized officer of NOVAVAX in favor of PHARMELLE in the form of Exhibit C hereto (the “NOVAVAX Trademark Assignment”);

(iv) An assumption agreement duly executed by authorized officers of each of NOVAVAX and FIELDING in the form of Exhibit D hereto (the “Assumption Agreement”);

(v) A complete copy of the NDA at Closing, plus the materials described in Section 1.01(b) in accordance with a time frame and in a manner reasonably acceptable to the parties, but in no event later than 30 business days after the Closing Date;

(vi) A copy of the information required by the FDA pursuant to 21 C.F.R. § 314.72 or any successor or comparable regulation to effect the transfer of the NDA from NOVAVAX to PHARMELLE;

(vii) A copy of the FDA Annual Reports and Adverse Event Report (both as defined in Section 3.03 below);

(viii) Certificates, duly executed by authorized officers of each of NOVAVAX and FIELDING, (1) attaching good standing certificates of NOVAVAX and FIELDING issued by the Secretary of State of the State of Delaware as of dates not more than 10 days prior to the Closing Date, (2) attaching copies of the resolutions of the governing bodies of NOVAVAX and FIELDING, approving the transactions contemplated hereby, as in effect on the Closing Date, and (3) certifying as to the incumbency, and specimen signatures, of the officers of NOVAVAX and FIELDING whose signatures appear on this Agreement and any of the agreements, instruments, certificates and other documents to be delivered in connection herewith; and

(ix) Written consents from the third parties whose consent is required for the assignment to and assumption by PHARMELLE of the Assumed Contracts.

(b) Subject to the terms and conditions of this Agreement, PHARMELLE will deliver to NOVAVAX at the Closing:

(i) The cash portion of the Purchase Price, less the Deposit and excluding the royalty payments as provided in Section 1.04(a);

(ii) Written instructions to the Escrow Agent authorizing and directing the immediate release of the Deposit to NOVAVAX;

(iii) The Assumption Agreement duly executed by an authorized officer of PHARMELLE;

(iv) A copy of the information required by the FDA pursuant to 21 C.F.R. § 314.72 or any successor or comparable regulation to effect the transfer of the NDA from NOVAVAX to PHARMELLE; and

(v) A certificate, duly executed by an authorized officer of PHARMELLE, (1) attaching a good standing certificate of PHARMELLE issued by the Secretary of State of the State of Missouri as of a date not more than 10 days prior to the Closing Date, (2) attaching copies of the resolutions of the governing body of PHARMELLE, approving the transactions contemplated hereby, as in effect on the Closing Date, and (3) certifying as to the incumbency, and specimen signatures, of the officers of PHARMELLE whose signatures appear on this Agreement and any of the agreements, instruments, certificates and other documents to be delivered in connection herewith.

1.08 Conveyance of Assets and Inventory.

NOVAVAX and FIELDING agree to transfer and convey good and marketable title to the Assets (including the Inventory) to PHARMELLE free and clear of all liens, claims, charges, encumbrances, or restrictions except as set forth in Section 1.09 below.

1.09 Scope of PHARMELLE’S Rights.

(a) PHARMELLE hereby acknowledges and agrees that, notwithstanding anything to the contrary set forth in this Agreement, NOVAVAX is transferring to PHARMELLE, with respect to the Products set forth on Schedule 1.09 attached hereto (the “AVC Products”), the right to manufacture, market, sell and distribute the AVC Products only in the United States, its territories and possessions (the “AVC Territory”). PHARMELLE hereby acknowledges and agrees that King Pharmaceuticals, Inc. (“KING”) retains the right to manufacture and market such products in and outside the AVC Territory, and sell and distribute such products outside the AVC Territory, as well as pharmaceutical products that are equivalent or substantially equivalent to such products. PHARMELLE hereby acknowledges that KING and its Affiliates are also at all times permitted to ship, deliver and distribute the AVC Products to other parties within the AVC Territory for purposes of having such other parties distribute the AVC Products outside the AVC Territory. PHARMELLE further acknowledges and agrees that KING and its Affiliates shall be entitled to use the tradenames associated with the AVC Products to the extent necessary to fulfill KING’s obligations under applicable laws or regulations and in connection with the exercise of the rights reserved by KING and its Affiliates described in this Section 1.09(a).

(b) The parties acknowledge that the Inventory purchased under this Agreement and the Products to be supplied may contain packaging and labeling with the names, logos, and trademarks of NOVAVAX and its Affiliates (the “NOVAVAX Packaging Materials”). PHARMELLE may distribute and sell such Inventory and Products with the NOVAVAX Packaging Materials for so long and until such Inventory is depleted and such Products are sold; provided that PHARMELLE shall not, and shall have no right to, use such names, logos, or tradenames for any other purpose and shall acquire no right, title, or interest in or to such names, logos, and tradenames.

(c) Notwithstanding Section 1.09(b) above, PHARMELLE shall use its reasonable best efforts to make all necessary arrangements as soon as possible following the Closing so that PHARMELLE will ship all Products (other than the Inventory) without the use of any NOVAVAX Packaging Materials, including obtaining all necessary packaging and labeling materials to do so and related regulatory approvals. Notwithstanding the foregoing, PHARMELLE hereby acknowledges and agrees that all Products manufactured and produced commencing the Closing Date shall be packaged, labeled and sold with PHARMELLE packaging materials.

1.10 Taxes.

Each of the parties shall be responsible for and shall promptly pay all federal, state, and local transfer, sales, and other taxes, if any, levied or imposed upon such party as a result of the transactions contemplated by this Agreement.

1.11 Assumed Liabilities.

On the Closing Date, and subject to the terms and conditions of this Agreement, PHARMELLE shall assume and become liable only for (a) those liabilities and obligations arising after the Closing Date in connection with the performance by PHARMELLE of the Assumed Contracts (subject to the last paragraph of Section 1.01 hereof), (b) those liabilities and obligations arising after the Closing Date in connection with Products sold by PHARMELLE after the Closing Date or the operation of the business relating to such Products or the Assets after such date, including but not limited to any product liability claims associated with such Products, and (c) all liability and responsibility for returns of the Products made after the Closing Date, regardless of when such products were produced, manufactured or sold.

1.12 Access to Information.

(a) For a period of one year after the Closing, NOVAVAX agrees to cooperate with PHARMELLE and to grant to PHARMELLE and its employees, attorneys, accountants, officers, representatives, and agents, during normal business hours and upon ten days’ advance notice, reasonable access to NOVAVAX’s management personnel and to the records relating to the Products (including, without limitation, the NDA) and to permit copying at PHARMELLE’S expense of documents relating to the Assets for the purposes of (i) any financial reporting or tax matters (including, without limitation, any financial and tax audits, tax contests, tax examination, preparation of any PHARMELLE tax returns or financial records) relating to the Products; (ii) any claims or litigation involving PHARMELLE and the Assets relating to the Products; (iii) any investigation of PHARMELLE being conducted by any federal, state, or local governmental authority relating to the Products; (iv) any matter relating to any indemnification or representation or warranty or any other term of this Agreement; or (v) any similar or related matter. NOVAVAX shall maintain all such records and documents in the United States and shall not destroy or dispose of any such records and documents without the prior written consent of PHARMELLE. PHARMELLE shall use its reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section 1.12(a) are conducted so as not to interfere with the normal and ordinary operation of NOVAVAX’s business. PHARMELLE acknowledges that the records and documents made available to PHARMELLE by NOVAVAX shall be governed by the confidentiality provisions of Section 6.13(a) herein.

(b) For a period of one year after the Closing, PHARMELLE agrees to cooperate with NOVAVAX and to grant to NOVAVAX and its employees, attorneys, accountants, officers, representatives, and agents, during normal business hours and upon ten days’ advance notice, reasonable access to PHARMELLE’s management personnel and to the records relating to the Products during the period the Assets were owned by NOVAVAX (including, without limitation, the NDA) and to permit copying at NOVAVAX’s expense of documents relating to the Assets during the period the Assets were owned by NOVAVAX for the purposes of (i) any financial reporting or tax matters (including, without limitation, any financial and tax audits, tax contests, tax examination, preparation of any NOVAVAX tax returns or financial records) relating to the Products; (ii) any claims or litigation involving NOVAVAX and the Assets relating to the Products; (iii) any investigation of NOVAVAX being conducted by any federal, state, or local governmental authority relating to the Products; (iv) any matter relating to any indemnification or representation or warranty or any other term of this Agreement; or (v) any similar or related matter. PHARMELLE shall maintain all such records and documents in the United States and shall not destroy or dispose of any such records and documents without the prior written consent of NOVAVAX. NOVAVAX shall use its reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section 1.12(b) are conducted so as not to interfere with the normal and ordinary operation of PHARMELLE’s business. NOVAVAX acknowledges that the records and documents made available to NOVAVAX by PHARMELLE shall be governed by the confidentiality provisions of Section 6.13(a) herein.

1.13 Asset Transfer.

The parties acknowledge and agree that (a) the transactions contemplated hereby are not done with intent to hinder, delay or defraud any past or future creditor of any party, (b) the parties are, and have negotiated and arrived at the agreements set forth herein, at arms’ length in all respects, and (c) the consideration to be paid for the Assets to be sold and assigned hereunder constitutes reasonably equivalent value therefor.

ARTICLE 2

ACCOUNTS RECEIVABLE AND RETURNED GOODS

2.01 Pre-Closing Accounts Receivable.

The parties agree that any accounts receivable or invoices arising out of sales of the Products by or on behalf of NOVAVAX on or prior to 12:01 a.m. (E.S.T.) on the Closing Date shall inure to the benefit of NOVAVAX.

2.02 Post-Closing Accounts Receivable.

The parties agree that any accounts receivable or invoices arising out of sales of the Products by or on behalf of PHARMELLE after 12:01 a.m. (E.S.T.) on the Closing Date shall inure to the benefit of PHARMELLE. Without derogating from the foregoing, NOVAVAX agrees that it shall continue to take orders for the Products for 30 days following the Closing Date. Such orders shall be reported by NOVAVAX to PHARMELLE promptly after receipt and in no event more than two business days after such orders are received via facsimile to PHARMELLE at facsimile number (480) 926-5665. NOVAVAX and PHARMELLE agree to determine promptly after the Closing a mutually agreeable reporting procedure to communicate the information required by this Section 2.02.

2.03 Returned Goods.

The parties agree that as of and immediately following the Closing Date, PHARMELLE shall be responsible for handling returns of all Products, whenever sold, that are returned by customers for credit after the Closing Date. PHARMELLE will be financially responsible for returns of all Products with a debit memo date or return authorization request date that is nine or fewer days prior to, or any time after, the Closing Date. NOVAVAX will be financially responsible for returns of all Products with a debit memo date or return authorization request date that is ten or more days prior to the Closing Date. PHARMELLE shall handle such returns in accordance with its then-applicable returned goods policy. NOVAVAX agrees to provide PHARMELLE with any information reasonably requested by PHARMELLE from time to time regarding NOVAVAX’s selling prices for the Products in order to assist PHARMELLE in its determination of the amount PHARMELLE must reimburse customers for returned Products. Such information shall be provided by NOVAVAX to PHARMELLE promptly, and in any event within ten days after PHARMELLE’s written request therefor. In the event that following the Closing Date any returns are delivered to NOVAVAX, PHARMELLE shall promptly reimburse the returning party for such returns upon delivery by NOVAVAX to PHARMELLE of documentation reasonably acceptable to PHARMELLE establishing such returns.

ARTICLE 3

REGULATORY MATTERS

3.01 Filings with FDA Regarding Transfer of the NDA.

At the Closing, the parties shall file with the FDA the information required pursuant to 21 C.F.R. § 314.72, or any successor or comparable regulation, regarding the transfer of the NDA from NOVAVAX to PHARMELLE. NOVAVAX shall file the information required of a former owner, and PHARMELLE shall file the information required of a new owner. The parties also agree to use their best efforts to take any and all other actions required by the FDA, or other necessary governmental agencies, if any, to effect the transfer of the NDA from NOVAVAX to PHARMELLE. NOVAVAX may retain an archival copy of the NDA, including supplements and records that are required to be kept under 21 C.F.R. § 314.81, and NOVAVAX shall treat such archived copies as confidential information of PHARMELLE governed by the confidentiality provisions of Section 6.13(a) herein.

3.02 Responsibility for the Products.

(a) After the Closing, PHARMELLE shall assume all regulatory responsibilities permitted or required by applicable laws and regulations to be assumed by PHARMELLE, reporting and otherwise, in connection with the Assets, Products and the NDA, including but not limited to responsibility for reporting any adverse drug experiences in connection with the Products, and responsibility for compliance with all laws and regulations, including the Prescription Drug Marketing Act of 1987, as the same may be amended from time to time.

(b) For a period of one year after the Closing, PHARMELLE and its Affiliates agree promptly to submit to NOVAVAX all adverse drug experience information or customer complaints brought to the attention of PHARMELLE or its Affiliates in respect of the Products, as well as any material events and matters concerning or affecting the safety or efficacy of the Products. For a period of one year after the Closing, NOVAVAX and its Affiliates agree promptly to submit to PHARMELLE all adverse drug experience information or customer complaints brought to the attention of NOVAVAX or its Affiliates in respect of the Products, as well as any material events and matters concerning or affecting the safety or efficacy of the Products. NOVAVAX and PHARMELLE agree to determine promptly after Closing a mutually agreeable reporting procedure to communicate the information required by this Section 3.02(b).

(c) After the Closing, PHARMELLE shall assume all responsibility for any and all FDA fee obligations for holders or owners of approved new drug applications and approved, marketed prescription drug products relating to the Products, including, but not limited to, those defined under the Prescription Drug User Fee Act of 1992, as the same may be amended from time to time.

(d) Promptly after the Closing, PHARMELLE shall submit all “Changes Being Effected in Thirty Days” (“CBE 30”) filings with the FDA as may be required in connection with the transactions contemplated by this Agreement. NOVAVAX shall provide PHARMELLE with all information applicable to NOVAVAX that is necessary to include in such CBE 30 filings promptly upon PHARMELLE’s request.

(e) Promptly after the Closing, PHARMELLE shall take all actions necessary or required under applicable laws, rules and regulations to reflect that the Assets are owned by PHARMELLE and that PHARMELLE has responsibility therefor.

(f) After the Closing, NOVAVAX shall direct all complaints or inquiries concerning the Products to PHARMELLE at facsimile number (480) 926-5665.

3.03 FDA Annual Reports and Adverse Event Report.

At the Closing, NOVAVAX shall provide PHARMELLE with (a) a copy of the annual reports provided by NOVAVAX to the FDA for the calendar years 2003 and 2004 (the “FDA Annual Reports”) and (b) a report listing in reasonable detail any and all adverse drug experiences and/or customer complaints brought to the attention of NOVAVAX or its Affiliates in respect of the Products during the 12 month period prior to the Closing Date, as well as any material events and matters concerning or affecting the safety or efficacy of the Products known to NOVAVAX or its Affiliates prior to the Closing Date (the “Adverse Events Report”).

3.04 Regulatory and Medical Affairs.

Upon the reasonable advance request of PHARMELLE, NOVAVAX may in its sole discretion agree to provide PHARMELLE with services relating to medical and regulatory affairs concerning the Products, at PHARMELLE’S expense, for three months following the Closing Date, the cost and nature of which shall be mutually agreed upon by the parties.

3.05 Rebates for Amounts Paid under Government Programs.

PHARMELLE shall reimburse NOVAVAX for all rebates NOVAVAX is obligated to pay pursuant to any government rebate program for amounts charged to NOVAVAX’S NDC codes for the Products with respect to sales of the Products after the Closing Date. All payments due under this Section 3.05 shall be made promptly to NOVAVAX upon submission to PHARMELLE of invoices that describe the requested payments in reasonable detail, but in no event later than 30 days after the date of such invoices. PHARMELLE shall obtain new NDC codes for the Products as soon as practicable after the Closing Date. In the event PHARMELLE disputes an amount owed under a government rebate program, NOVAVAX shall promptly provide to PHARMELLE copies of any documents and records evidencing original rebate claims and any resubmissions of such claims and data relating to unit rebate calculations in order to enable PHARMELLE to resolve such disputed amount.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.01 Representations and Warranties of NOVAVAX.

NOVAVAX and FIELDING, as applicable, make the following representations and warranties to and for the benefit of PHARMELLE. The phrase “to the knowledge of NOVAVAX and/or FIELDING” or any substantially equivalent phrase, as used in this Article 4, shall mean to the actual knowledge of the officers and directors of NOVAVAX or FIELDING.

(a) Organization and Standing. Each of NOVAVAX and FIELDING is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Power and Authority. Each of NOVAVAX and FIELDING has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments (together, such other agreements and instruments are referred to herein as the “Transaction Documents”) to be executed and delivered by such party pursuant hereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Agreement and of the Transaction Documents to be executed and delivered by each of NOVAVAX and FIELDING pursuant hereto do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms, conditions and provisions hereof and thereof will not, violate or conflict with any provisions of such party’s organizational documents (as the same have been amended and restated from time to time), any law, statute, regulation or rule applicable to such party, or any material agreement, contract, mortgage, lease, license, instrument, order, judgment, or decree to which such party is a party or by which it is bound, except where such violation or conflict would not have a material adverse effect on the Assets or such party’s compliance with and performance under the terms of this Agreement or the Transaction Documents to which it is a party.

(c) Corporate Action; Binding Effect. Each of NOVAVAX and FIELDING has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance by it of this Agreement and the Transaction Documents to be executed and delivered by such party pursuant hereto and the consummation of transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of NOVAVAX and FIELDING and constitutes, and the Transaction Documents to which each of NOVAVAX and FIELDING is a party when duly executed and delivered by NOVAVAX and FIELDING, as applicable, will constitute, legal, valid, and binding obligations of NOVAVAX and FIELDING, as applicable, enforceable against each such party in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by general principles of equity.

(d) Consents. No consent or approval of, or filing with or notice to, any federal, state, or local governmental or regulatory authority, agency, or department or any other person not a party to this Agreement is required or necessary to be obtained by NOVAVAX or FIELDING or on their behalf in connection with the execution, delivery, and performance of this Agreement or the Transaction Documents to which they are a party or to consummate the transactions contemplated hereby or thereby, except as contemplated by Section 3.01 hereof or as disclosed in Schedule 4.01(d) attached hereto. A true and correct copy of each Assumed Contract is attached to Schedule 4.01(d), and a true and correct copy of the requisite third-party consent to each such contract is also attached thereto.

(e) Ownership of Assets; Sufficiency. Except as disclosed in Schedule 4.01(e) attached hereto, each of NOVAVAX and FIELDING has good and marketable title to the Assets, free and clear of all liens, claims, charges, or encumbrances, except for liens for taxes not yet due and payable. The Assets include all assets of NOVAVAX and FIELDING primarily related to the Products and the business of NOVAVAX and FIELDING with respect to the Products.

(f) Litigation or Disputes. There is no claim, outstanding commitment to any governmental regulatory agency, action, suit, proceeding, investigation, or arbitration pending or, to NOVAVAX’s knowledge, threatened against NOVAVAX or FIELDING relating to the Assets and, to NOVAVAX’s knowledge, no event has occurred nor does any condition exist on the basis of which any such proceeding would reasonably be expected to be instituted with any substantial chance of recovery, and neither NOVAVAX nor FIELDING is in violation of or in default with respect to any applicable law, rule, regulation, judgment, order, writ, injunction, award, or decree of any arbitrator, court, or administrative body, the result of any of which, either individually or cumulatively, would have a materially adverse effect on the Assets or NOVAVAX’s or FIELDING’s compliance with and performance under the terms of this Agreement or the Transaction Documents to which it is a party.

(g) Tradenames; Intellectual Property. Schedule 1.01(a) attached hereto is a true and correct list of all Trademarks and Tradenames owned and/or used by NOVAVAX and FIELDING in the manufacture, marketing, and sale of the Products. There are no registered trademarks used or held by NOVAVAX or FIELDING for use in connection with or otherwise necessary for the conduct of NOVAVAX’s or FIELDING’s business as now conducted with respect to the Products except as set forth on Schedule 1.01(a). Subject to the restrictions set forth on Schedule 1.01(a) attached hereto and in Section 1.09 above, NOVAVAX and FIELDING, taken together, have all right, title and interest in the Trademarks and Tradenames and tradedress in the United States without infringing on the rights of any third party. To the knowledge of NOVAVAX and FIELDING, neither NOVAVAX nor FIELDING is infringing on or violating any patent, trademark, service mark, tradename or copyright of any third party with respect to the Assets, and neither NOVAVAX nor FIELDING has received any notice of (and is not aware of any reasonable basis for) any claim that any of the Assets infringe on any intellectual property rights of any other party. There is no claim, action, suit, or proceeding, pending or, to the knowledge of NOVAVAX or FIELDING, threatened alleging that the use by NOVAVAX or FIELDING of the Trademarks and Tradenames or tradedress infringes any patents or other intellectual property rights of third parties, nor does NOVAVAX or FIELDING have any knowledge of any reasonable basis for such a claim, action, suit or proceeding. Neither NOVAVAX nor FIELDING has executed or granted to any third party any license, sublicense, or contract covering the Trademarks and Tradenames or tradedress.

(h) Compliance With Law and Necessary Permits. Each of NOVAVAX and FIELDING has conducted its operations in connection with the manufacture and sale of the Products in material compliance with all applicable federal, state, and local laws and regulations, including FDA regulations, and neither NOVAVAX nor FIELDING has received written notice of a violation or alleged violation of any such law or regulation. Each of NOVAVAX and FIELDING possesses all material approvals, consents, licenses, and permits required for the conduct of its business as now conducted for the Products.

(i) Warranty and Disclaimer of Warranties Regarding Inventory. NOVAVAX warrants that the Inventory was manufactured in material conformity with the applicable specifications for the Products and in accordance with current good manufacturing practices in effect at the time of manufacture. NOVAVAX further warrants that the Inventory, when delivered to PHARMELLE, will not be (i) adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”) or (ii) an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act. WITH RESPECT TO THE INVENTORY, NOVAVAX MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AND SPECIFICALLY MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

(j) Recalls or Withdrawals. During the period commencing on January 1, 2005 and ending on the date hereof, there have been no: (i) Products which have been recalled or withdrawn by NOVAVAX or its Affiliates (whether voluntarily or otherwise) or (ii) proceedings brought against NOVAVAX or its Affiliates (whether such proceedings have since been completed or remain pending) seeking the recall, withdrawal, or seizure of any of the Products or seeking to enjoin NOVAVAX or any of its Affiliates from distributing such Products.

(k) Facilities and Manufacturing. Except as set forth on Schedule 4.01(k) attached hereto, and only to the extent it could have a material adverse effect on the Assets or NOVAVAX’s or FIELDING’s performance hereunder or under any of the Transaction Documents to which it is a party, during the period commencing on January 1, 2005 and ending on the date hereof, with respect only to the Products, neither NOVAVAX nor FIELDING has received or been subject to: (i) any FDA Form 483’s relative to the Products; (ii) any FDA Notices of Adverse Findings relative to the Products; or (iii) warning letters or other correspondence from the FDA or any other governmental officials or agencies concerning the Products in which the FDA or other such governmental officials or agencies asserted that, or questioned whether, the operations of NOVAVAX or FIELDING were not in compliance with applicable law, regulations, rules, or guidelines.

(l) Conduct of Business. Since January 1, 2005, NOVAVAX has conducted its business relating to the Products in the ordinary course of its business in all material respects. Without limiting the generality of the foregoing, since that date, NOVAVAX has not (i) sold, lease, transferred or assigned any material assets relating to the Products outside the ordinary course of business, (ii) entered into any material agreement, contract, lease or license relating to the Products outside the ordinary course of business, (iii) imposed any lien, claim, charge, encumbrance, or restriction on any of the Assets, or (iv) suffered any material damage, destruction or loss (whether or not covered by insurance) with respect to any of the Assets.

(m) Absence of Undisclosed Liabilities. To the knowledge of NOVAVAX and FIELDING, neither NOVAVAX nor FIELDING has any liabilities with respect to the Products or the Assets of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, that will become the obligation of PHARMELLE as a consequence of the transactions contemplated by this Agreement or the Transaction Documents to which NOVAVAX or FIELDING is a party, except for liabilities expressly described as being assumed by PHARMELLE pursuant to this Agreement and such Transaction Documents.

(n) Suppliers. Schedule 4.01(n) lists all suppliers to which NOVAVAX made payments during calendar year 2004 in relation to the Products, or has made or expects to make payments in relation to the Products during calendar year 2005, in excess of $10,000. NOVAVAX has no information which might reasonably indicate that any of the suppliers listed on Schedule 4.01(n) intend to cease selling to or dealing with NOVAVAX or the manufacturer of the Products, nor has any information been brought to NOVAVAX’s attention which might reasonably lead it to believe any such supplier intends to alter in any material respect the amount of such sales or the extent of dealings in relation to the Products or would alter in any material respect such sales or dealings in the event of the consummation of the transactions contemplated by this Agreement or the Transaction Documents. NOVAVAX has no information which might reasonably indicate, nor has any information been brought to NOVAVAX’s attention which might reasonably lead it to believe, that any supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by NOVAVAX.

(o) Assumed Contracts. With respect to each of the Assumed Contracts, to the knowledge of NOVAVAX and FIELDING, (i) each such contract is legal, valid, binding and in full force and effect, (ii) no party to any such contract is in material breach or default thereof, and no event has occurred which with notice or lapse of time or both would constitute a material breach or default, and (iii) no party to any such contract has repudiated any material provision, or provided notice of termination, thereof.

4.02 Representations and Warranties of PHARMELLE.

PHARMELLE makes the following representations and warranties to and for the benefit of NOVAVAX.

(a) Organization and Standing. PHARMELLE is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Missouri.

(b) Power and Authority. PHARMELLE has all requisite power and authority to execute, deliver, and perform this Agreement and the Transaction Documents to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Agreement by PHARMELLE and of the Transaction Documents to be executed and delivered by PHARMELLE do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms, conditions and provisions hereof and thereof will not, violate or conflict with any provision of PHARMELLE’s organizational documents, any law, statute, regulation or rule applicable to PHARMELLE, or any agreement, contract, mortgage, lease, license, instrument, order, judgment, or decree to which PHARMELLE is a party or by which PHARMELLE is bound.

(c) Corporate Action; Binding Effect. PHARMELLE has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance by it of this Agreement and the Transaction Documents to be executed by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by PHARMELLE and constitutes, and the Transaction Documents to which it is a party when duly executed and delivered by PHARMELLE will constitute, legal, valid, and binding obligations of PHARMELLE enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by general principles of equity.

(d) Consents. No consent or approval of, or filing with or notice to, any federal, state, or local governmental or regulatory authority, agency, or department or any other person not a party to this Agreement is required or necessary to be obtained by PHARMELLE or on its behalf in connection with the execution, delivery, and performance of this Agreement or the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, except as contemplated by Section 3.01 hereof.

4.03 Survival of Representations and Warranties.

The representations, warranties, and indemnities of the parties contained herein shall survive the Closing Date and continue in full force and effect for a period of one year, except that (a) the representations and warranties set forth in Section 4.01(e) pertaining to ownership of the Assets and Sections 4.01(b) and 4.01(c) relating to authorization shall survive until 30 days past the statute of limitations applicable thereto, and (b) in any case, liability with respect to any representation, warranty, covenant or obligation as to which a claim, or notice of a proposed claim, is made in writing in accordance with Article 5 on or before the expiration of the applicable survival period shall continue until finally determined and paid.

4.04 Certain Limitations.

(a) NOVAVAX does not make any representation or warranty as to the business prospects of the Products. PHARMELLE has conducted its own thorough due diligence review and analysis, as it deemed necessary and appropriate, of the Assets and of the business prospects of the Products. PHARMELLE is not relying on any representations or warranties from NOVAVAX as to the business prospects of the Products, or any other representations or warranties except those set forth herein.

(b) PHARMELLE acknowledges and agrees that NOVAVAX does not manufacture, package or test the Products and is dependent upon third parties for manufacturing, packaging and testing of the Products. PHARMELLE acknowledges and agrees that NOVAVAX does not guarantee or warrant that any such third party will continue to manufacture, package or test the Products and/or supply the Products, and that there is no guarantee of a continued or uninterrupted supply of Products.

ARTICLE 5

INDEMNIFICATION

5.01 Indemnification by NOVAVAX.

(a) NOVAVAX shall indemnify, defend, and hold harmless PHARMELLE from and against and compensate PHARMELLE for any and all demands, claims, actions, causes of action, assessments, judgments, deficiencies, damages, losses, liabilities, and expenses of any nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) (together, the “Indemnified Amounts”) arising out of, in whole or in part, (i) any misrepresentation or breach of any representation, warranty, covenant, or agreement made or to be performed by NOVAVAX or FIELDING or any non-fulfillment of any obligation of NOVAVAX or FIELDING pursuant to this Agreement or the Transaction Documents to which it is a party, (ii) any claim (including, without limitation, a claim based on contract, warranty or tort) arising out of the sale of any Products sold, or the operation of the business of NOVAVAX or FIELDING relating to the Products, on or prior to the Closing Date; and (iii) any liability of NOVAVAX or FIELDING not assumed by PHARMELLE hereunder or under any of the Transaction Documents to which it is a party.

(b) In the event of indemnification by NOVAVAX pursuant to Section 5.01(a), NOVAVAX shall not have any obligation to indemnify PHARMELLE from and against any Indemnified Amounts: (i) until and only to the extent that PHARMELLE has incurred Indemnified Amounts in excess of a Twenty Five Thousand Dollar ($25,000) deductible, and (ii) to the extent the Indemnified Amounts PHARMELLE has incurred exceed a Five Hundred Thousand Dollar ($500,000) aggregate ceiling (after which point NOVAVAX will have no obligation to indemnify PHARMELLE from and against further such Indemnified Amounts), provided, however, that such ceiling shall not apply in the case of fraud or willful misrepresentation.

(c) NOVAVAX shall not be liable under this Section 5.01 for any settlement effected without its consent of any claim, litigation, or proceeding in respect of which indemnity may be sought hereunder, which consent shall not unreasonably be withheld.

5.02 Indemnification by PHARMELLE .

(a) PHARMELLE shall indemnify, defend, and hold harmless NOVAVAX from and against and compensate NOVAVAX for any and all Indemnified Amounts arising out of, in whole or in part, (i) any misrepresentation or breach of any representation, warranty, covenant, or agreement made or to be performed by PHARMELLE or any non-fulfillment of any obligation of PHARMELLE pursuant to this Agreement or the Transaction Documents to which it is a party; (ii) any claim (including, without limitation, a claim based on contract, warranty or tort) arising out of the sale of any Products sold, or the operation of the business of PHARMELLE relating to the Products, after the Closing Date; and (iii) any liability expressly assumed by PHARMELLE hereunder or under the Transaction Documents to which it is a party.

(b) In the event of indemnification by PHARMELLE pursuant to Section 5.02(a), PHARMELLE shall not have any obligation to indemnify NOVAVAX from and against any Indemnified Amounts: (i) until and only to the extent that NOVAVAX has incurred Indemnified Amounts in excess of a Twenty Five Thousand Dollar ($25,000) deductible, and (ii) to the extent the Indemnified Amounts NOVAVAX has incurred exceed a Five Hundred Thousand Dollar ($500,000) aggregate ceiling (after which point PHARMELLE will have no obligation to indemnify NOVAVAX from and against further such Indemnified Amounts), provided, however, that such ceiling shall not apply in the case of fraud or willful misrepresentation.

(c) PHARMELLE shall not be liable under this Section 5.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not unreasonably be withheld.

5.03 Payments.

All amounts payable under this Article 5 shall be paid promptly after receipt by the indemnifying party of written notice from the indemnified party stating that such Indemnified Amounts have been incurred, the amount thereof and of the related indemnity payment and substantiation of such amount and such indemnity payment; provided, however, any disputed amounts shall be due and payable promptly after such amounts are finally determined to be owing by the indemnifying party to the indemnified party.

5.04 Conduct of Litigation.

Each party indemnified under the provisions of this Agreement, upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it, in respect of the agreements contained in this Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof, to the party from whom indemnity shall be sought hereunder; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure. Each indemnifying party shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by such indemnifying party, which counsel may be any counsel reasonably satisfactory to the indemnified party against whom such claim is asserted or who shall be the defendant in such action, and such indemnified party shall bear all fees and expenses of any additional counsel retained by it or them. The indemnifying party shall provide the indemnified person with such additional information and opportunity for consultation as may reasonably be requested by it. The indemnified party shall render all assistance as the indemnifying party shall reasonably request in the defense of any such action. Notwithstanding the foregoing, if the named parties in such action (including impleaded parties) include the indemnified and the indemnifying parties, and the indemnified party shall have been advised by counsel that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of such action or that there are legal defenses available to such indemnified party different from or in addition to those available to the indemnifying party, then counsel for the indemnified party shall be entitled, if the indemnified party so elects, to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party, at the expense of the indemnifying party, if it is determined by agreement of the indemnifying party and the indemnified party or by a court of competent jurisdiction that the indemnified party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action; provided that the indemnifying party shall be obligated to pay for only one counsel for all indemnified parties. If the indemnifying party shall elect not to assume the defense of such claim or action, such indemnifying party shall reimburse such indemnified party for the reasonable fees and expenses of any counsel retained by it, and shall be bound by the results obtained by the indemnified party in respect of such claim or action if it is determined by agreement of the indemnifying party and the indemnified party or by a court of competent jurisdiction that the indemnified party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action; provided, however, that no such claim or action shall be settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

5.05 Exclusive Remedy. The parties acknowledge and agree that the foregoing indemnification provisions in this Article 5 shall be the exclusive remedy of the parties with respect to the Assets, the Products, and the transactions contemplated by this Agreement, except in the event of fraud of willful misrepresentation and except that the parties may seek equitable relief to enforce any post-closing covenant set forth herein or otherwise as would be permitted under Section 6.21(d) hereof.

ARTICLE 6

MISCELLANEOUS

6.01 Entire Agreement.

This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement or any provision hereof cannot be amended, changed, supplemented, or waived except in a writing signed by each of the parties hereto.

6.02 Counterparts.

This Agreement and any amendment or supplement hereto may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

6.03 Brokerage and Other Commissions.

The parties each represent and warrant to the other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by each directly with the other without intervention of any broker, finder, or other intermediary and that, subject to the provisions of Article 5, each indemnifies the other and holds it harmless against any claim against the other for brokerage or other commissions relating to this Agreement or to the transactions contemplated hereby by any person claiming to have been engaged as a broker or finder by the indemnifying party.

6.04 Notices.

All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by: (a) registered or certified mail, return receipt requested; (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid; or (c) facsimile (with the original promptly sent in any of the foregoing manners). Any such notices shall be addressed to the receiving party at such party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either party.

If to NOVAVAX or FIELDING:

Novavax, Inc.

508 Lapp Road

Malvern, Pennsylvania 19355

Attn: Chief Executive Officer

Facsimile: (484) 913-0152

With a copy to:

White White & Van Etten LLP

55 Cambridge Parkway

Cambridge, Massachusetts 02142

Attn: David A. White

Facsimile: (617) 225-0205

If to PHARMELLE:	Pharmelle, LLC 170 S Wm Dillard Drive Building 3, Suite 109 Gilbert, Arizona 85233 Attn: Joseph D. Ducharme Facsimile: (480) 926-5665

With a copy to:

Bryan Cave LLP

Two North Central Avenue

Suite 2200

Phoenix, Arizona 85004-4406

Attn: Christopher A. Lause

Facsimile: (602) 716-8466

Any such notice or communication shall be effective upon such personal delivery or delivery by such courier, upon transmission by facsimile, or three days after it is sent by such registered or certified mail, as the case may be. Copies shall be sent in the same manner as originals.

6.05 Assignment.

NOVAVAX and FIELDING, on the one hand, and PHARMELLE, on the other hand, may not assign their rights or obligations under this Agreement without the prior written consent of the other; provided, however, that either may assign its rights and obligations under this Agreement, without the prior written consent of the other, to an Affiliate. Any purported assignment without a required consent shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of its responsibility for the performance of any obligation under this Agreement.

6.06 Governing Law.

This Agreement shall be construed and governed in all respects under and in accordance with the laws of the State of Delaware, without regard to such jurisdiction’s choice or conflicts of law principles.

6.07 Headings.

The table of contents and all headings used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

6.08 Expenses.

Each party shall be responsible and shall bear all of such party’s own costs and expenses (including any broker’s or finder’s fees and the expenses of its Representatives, as defined in Section 6.13(a) below) incurred at any time in connection with the pursuit and consummation of the transactions contemplated by this Agreement.

6.09 Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

6.10 Agreement to Take Necessary and Desirable Actions.

The parties each agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

6.11 No Implied Waiver.

No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights and remedies granted herein shall be cumulative (except where expressly stated otherwise) and in addition to other rights and remedies to which the parties may be entitled at law or in equity.

6.12 Force Majeure.

Any delay in the performance of any of the obligations of either party hereto (except the payment of money owed) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay is due to acts of God, weather, fire, explosion; invasion, riot or other civil unrest; governmental laws, orders, restrictions, actions, embargoes or blockades; national or regional emergency, injunction, strikes, lock-outs, labor trouble or other industrial disturbances; inability to obtain or interruption of materials, labor, containers, fuel or transportation; or any other cause beyond the control of the affected party. The party so affected shall give prompt notice to the other party of such cause and shall use its reasonable efforts to relieve the effect of such cause as rapidly as possible.

6.13 Confidentiality; No Disparagement.

The parties hereby agree and acknowledge that any information furnished by the other party in connection with this Agreement shall be kept strictly confidential and shall not be disclosed to any other party or used for any purpose other than for the evaluation of and negotiation towards this Agreement, and each such party shall cause its respective affiliates, directors, officers, members, employees, advisors, and agents (a party’s “Representatives”) to keep such information strictly confidential and not to use or disclose such information except as permitted hereby, provided that a party may disclose such information to those of its Representatives who have a business need to know such information solely for the purpose of investigating, negotiating and consummating the purchase and sale of the Assets. Each party agrees to be responsible for any breach of this Section 6.13(a) by any of such party’s Representatives. Information shall not be considered confidential under this Section 6.13(a) if (i) it was rightfully in the receiving party’s possession before receipt from the disclosing party; (ii) it is or becomes a matter of public knowledge through no fault of the receiving party or its Representatives; (iii) it is rightfully received by the receiving party from a source not having a duty of confidentiality to the disclosing party; or (iv) it is independently developed or arrived at by the receiving party without reliance on or reference to any confidential information. This Section 6.13(a) shall not prohibit either party from complying with disclosure requirements imposed by law. If a party is required by law to make any disclosure of confidential information of the other party, it shall notify the other party, stating the nature of the applicable legal requirement, and, if possible, the time and place that the disclosure will be made so that the party that furnished such confidential information may seek a protective order or take other action to limit or prevent such disclosure. The party required to make such disclosure shall have no obligation to contest or resist the legal obligation to make such disclosure. NOVAVAX and FIELDING acknowledge that their confidentiality obligations hereunder extend, for a period of five years after the Closing Date, to require that they treat confidentially and do not use for any purpose (other than as may be required to comply with any applicable regulatory or legal requirements) all confidential information included in or regarding the Assets, liabilities and obligations sold, assigned and transferred to and assumed by PHARMELLE hereunder.

6.14 Relationship.

Nothing in this Agreement shall be deemed to create an agency, joint venture, partnership, or similar relationship between NOVAVAX and PHARMELLE.

6.15 Severability.

In case any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

6.16 Press Release.

So long as this Agreement is in effect, neither of the parties hereto, nor their Affiliates, shall issue or cause the dissemination of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other party, which shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or legal process. On the Closing Date, the parties shall issue a joint press release regarding the sale of the Assets, and NOVAVAX shall, in cooperation with PHARMELLE, inform any customer who places a purchase order with NOVAVAX for the Products that the Assets have been sold to PHARMELLE.

6.17 Affiliates.

As used in this Agreement, “Affiliate” shall mean any corporation or non-corporate entity that controls, is controlled by, or is under common control with the party. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or (a) in the absence of the ownership of at least of fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

6.18 Waiver of Bulk Sales.

The parties waive compliance with any bulk sales law or similar law in connection with the consummation of the transactions contemplated hereby.

6.19 Exhibits and Schedules.

All Exhibits and Schedules referred to herein form an integral part of this Agreement and are incorporated into this Agreement by reference.

6.20 Interpretation.

The parties hereto acknowledge and agree that: (a) each party and its Representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement.

6.21 Arbitration.

(a) Arbitration of Dispute. Any dispute or controversy arising under this agreement, which is unable to be resolved by good faith negotiations among the parties (NOVAVAX and FIELDING shall constitute a single “party” for purposes of this Section 6.21), shall be determined and resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date the arbitration is commenced. In the event of any inconsistency between such rules and the terms of this Agreement, this Agreement shall supersede the rules of the AAA. Judgment on any award rendered in the arbitration may be entered in any court having jurisdiction and shall be final, binding and non-appealable and conclusive. The AAA shall have jurisdiction over the parties to this Agreement for purposes of the arbitration. The provisions of this Agreement pertaining to arbitration shall be binding upon the heirs, successors, assigns, personal representatives and bankruptcy trustees of the parties hereto. Any arbitration shall be conducted in (or as close as possible to) the city and state of the principal place of business of the party not demanding that arbitration be commenced.

(b) Arbitration Procedure. The AAA shall administer the arbitration. The AAA shall appoint a single arbitrator (the “Arbitrator”) to conduct the arbitration from its regularly maintained list of commercial arbitrators. The arbitration shall occur within 30 days of the AAA’s receipt of a demand for arbitration in accordance with this Agreement. Not more than 20 days after its appointment, the Arbitrator shall conduct a preliminary hearing in accordance with AAA guidelines. Not less than five days prior to the preliminary hearing, all parties to the arbitration shall serve upon the other parties a written list of witnesses and exhibits to be used at the arbitration hearing. Except for good cause shown, no witness or exhibit may be utilized at the arbitration other than those set forth on such lists. The Arbitrator shall issue a final award not more than 14 days following the conclusion of the hearing. The Arbitrator shall have the power to hear and decide, by documents only or with a hearing (at the Arbitrator’s sole discretion), any pre-hearing motions in the nature of pre-trial motions to dismiss or for summary judgment.

(c) Fees and Expenses. Each party in the arbitration shall initially bear its own attorneys’ fees and costs of arbitration. The non-prevailing party in the proceeding shall be ordered to pay, and shall have ultimate responsibility for, all of the Arbitrator’s fees and the fees of the AAA and to reimburse the prevailing party for its attorneys’ fees, expert witness fees and costs, and all such fees and costs shall be included in the judgment to be entered against the non-prevailing party.

(d) Right to Seek Injunctive Relief. Notwithstanding this Section 6.21, either party may seek preliminary injunctive relief if, in its judgment, such action is necessary to avoid irreparable damage during the pendency of the arbitration procedures. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event this Agreement is not performed in accordance with its terms or otherwise is breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NOVAVAX, INC.

By:
Name:
Title:

FIELDING PHARMACEUTICAL COMPANY

By:
Name:
Title:

PHARMELLE, LLC

By:

Name:

Title: _____________________________________EXHIBIT A

BILL OF SALE AND ASSIGNMENT

EXHIBIT B

FIELDING TRADEMARK ASSIGNMENT

EXHIBIT C

NOVAVAX TRADEMARK ASSIGNMENT

EXHIBIT D

ASSUMPTION AGREEMENT